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                                                                   EXHIBIT 10.33


Merita Bank
New York Branch

July 3, 1996

Holmes Protection Group, Inc.
440 Ninth Avenue
New York, NY 10001

Attention: Mr. George V. Flagg
           President

Gentlemen:

Merita Bank, acting through its New York Branch, is pleased to provide for you the following commitment letter in respect of a credit facility which would be made available upon and subject to the terms and conditions set forth below.

Borrower:           Holmes Protection Group, Inc.

Guarantor:          Parent company of Borrower (it is assumed that a holding
                    company - operating company structure will be adopted).

Total Facility:     $25,000,000 of which $15,000,000 is the Available
                    Commitment Amount. Full Commitment Amount of $25,000,000 will become available upon a separate credit decision by the Bank or the addition of another lender, whichever comes first.

Type of Facility:   Two year Revolver that converts to a five year Term Loan
                    $4 million sublimit for standby letters of credit.

Conversion Date:    Two years from closing.

Use of Proceeds:    Refinance existing bank facility, acquisitions of other
                    security companies and monitoring contracts, capital expenditures and for general corporate purposes.



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Permitted
Acquisitions:         Acquisitions are permitted as long as the following
                      conditions are met:
                      - Same line of business,
                      - Prior to and after giving effect to any acquisition, the company is in compliance with all covenants and there is no Event of Default.
                      - The Bank provides it consent (which will not be withheld unreasonably) to any acquisition whose purchase price exceeds $4 million or 35 times the RMR to be acquired. The
                      Bank will review the due diligence reports prepared by the Borrower for acquisitions that require its consent as well as for smaller acquisitions when such smaller acquisitions shall have totalled $4 million in aggregate.

Final Maturity:       Seven years from closing.


Repayment:            In equal quarterly installments which total to the
                      following percentages (for the applicable year) of the amount outstanding on the conversion date.

                      Year 3:         15%
                      Year 4:         20%
                      Year 5:         20%
                      Year 6:         20%
                      Year 7:         25%


Drawdown Period:      For Twenty-four months following the closing of the loan
                      agreement, subject to covenant compliance.


Interest Rates:       At the borrower's option -

                      Prime rate plus Applicable Margin (365/6 day year) or

                      1, 2, 3 or 6 month Eurodollar rate plus Applicable Margin (provided that each principal amount accruing at a Eurodollar rate is at least $1 million and not more than 4 Eurodollar options are outstanding at once; 360 day year).

Interest Rate Hedge:  At least 50% of indebtedness must be hedged for a minimum of three years for rates acceptable to the Bank; hedging must be completed within 60 days after borrowing.


Interest:             Payable monthly in arrears for prime rate borrowing; at
                      the end of each Eurodollar period for Eurodollar borrowings except in the case of the six month option when interest is to be paid on the 90th and 180th day.




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Applicable Margin:    Varies with leverage (ratio of total debt to EBITDA for
                      the trailing four quarters less capital expenditures):

                                                              Margin Over             Margin Over
                      Leverage  Ratio:                           Prime                   Libor
                      ----------------                         -----------             -----------
                      Less than 2.0x                              1.50%                   2.50%
                      Greater than 2.0x and Less than 1.0x        1.00%                   2.00%
                      Greater than 1.0X                           0.75%                   1.75%

Fees: Due diligence fee: $5,000 payable at the closing of the loan agreement.

                      Facility fee: 3/4% of the Available Commitment Amount ($112,500) payable at the closing of the loan agreement.

                      Commitment Fee: 1/2% p.a. on the undrawn amount of the Available Commitment Amount, payable quarterly in arrears: amounts outstanding under letters of credit are considered drawn for purposes of calculating this fee.

                      Letter of Credit Fee: 1.50%, 1.75% or 2.25%, based on the Applicable Margin Leverage Ratio as above.

Security:              i) First priority lien on all tangible and intangible
                          assets of the Borrower; collateral assignment of material contracts.

                      ii) A pledge of all equity interests in the Borrower.

                     iii) Guarantees from the Borrower's present and future
                          subsidiaries, excluding purchased subsidiaries that will be consolidated within 180 days.

                      iv) Any advance by the Borrower to the Guarantor must be
                          evidenced by a promissory note that is pledged to the Bank





Prepayments:          Optional

                      Permitted without premium or penalty subject to three (3) banking days' prior written notice. Any costs associated with early termination of Eurodollar contracts to be borne by the Borrower.



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                      Mandatory

                         i)  Proceeds from the issuance of any other
                             indebtedness;

                        ii) 50% of Excess Cash Flow (to be defined) after conversion date;

                       iii) Proceeds from the sale of assets outside the normal course of business.

Separable Warrant:    Part of the consideration for the Available Commitment
                      Amount: A warrant to purchase 100,000 shares of common stock of Parent Company; exercise price per share equal to 105% of the closing price on the date of issue of our commitment letter but not more than $9.75 per share;
                      expires 6 years after issuance or 1 year after repayment in full of the credit facility, whichever is later;
                      standard anti-dilution rights; registration rights - unlimited piggyback and one demand.

Representations and
Warranties:           Customary in credit agreements for this type of
                      transaction including, without limitation absence of material adverse change in the business conditions, operations, properties or prospects of the Borrower and Guarantor, solvency of the Borrower and Guarantor and the absence of material litigation or environmental hazards.

Conditions Precedent: The loan agreement will include conditions precedent to borrowing that are standard for this type of loan. In addition:
                      the Bank must receive a collateral audit report prepared by a public accounting firm chosen by the Bank and the report must be satisfactory to the Bank in its sole discretion;
                      and not more than $10 million may be borrowed ($12.5 million if the Available Commitment has been increased to $25 million) until the Guarantor or Borrower has completed a sale of newly issued common shares and received at least $10 million in net proceeds - such an equity contribution is to be received no later than October 31, 1996.

Documentation:        The credit facility will be subject to the negotiation,
                      execution and exchange of loan documentation satisfactory to all parties thereto. Such documentation to incorporate standard representations and warranties, increased cost and capital adequacy provisions, covenants, and events of default including, without limitation:

Financial Covenants:  Customary in credit agreements for this type of transaction including, without limitation, the amounts and ratios that appear below. Financial covenants will be tested at closing and at the end of each fiscal quarter for the consolidated Guarantor.


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                      Maximum Leverage
                      Total Consolidated Debt/Annualized Quarterly EBITDA

                      1996:           1.75x                1999:          1.00x
                      1997:           1.50x                2000:          l.00x
                      1998:           1.30x                2001:          1.00x

                      Total Consolidated Debt / (Annualized Quarterly EBITDA - Capital Expenditures)

                      1996:               -                1999:          2.00x
                      1997:           3.00x                2000:          1.50x
                      1998:           2.50x                2001:          1.25x


                      Maximum Total Debt / RMR: 20.0x

                      Maximum Attrition: 12% per annum beginning on July 1, 1997 (reported monthly, tested semi-annually).

                      Minimum Interest Coverage
                      Annualized Quarterly EBITDA / Interest Expense

                      Remain at 4.0x at all times.

                      Minimum Net Worth: Remain above $45,000,000 at all times; increases by the amount of the net proceeds of the public offering required under Conditions Precedent.

                      Minimum Debt Service

                      Annualized Quarterly EBITDA / (Annualized Interest Expense + Scheduled Debt Amortization for the next twelve months) Must remain at a minimum of 1.15x after Conversion Date

                      Maximum Capital Expenditures

                      1996:      $12,000,000         2000:        $ 9,000,000
                      1997:      $ 8,500,000         2001:        $ 9,500,000
                      1998:      $ 8,500,000         2002:        $ 9,500,000
                      1999:      $ 8,500,000         2003:        $10,000,000
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Other Permitted Indebtedness:

                      1) The terms of any additional indebtedness must be
                         satisfactory to the bank.

                      2) The Borrower will be permitted to issue up to
                         $10,000,000 in subordinated unsecured notes for the purpose of making acquisitions.

                      3) The Borrower will be permitted to incur up to
                         $2,000,000 in liabilities for capital leases for equipment.

                      4) The Borrower will be permitted to incur up to
                         $1,000,000 in secured debt for acquired real property and other purchase money mortgages.

                      5) If the Bank consents to allow any additional
                         indebtedness other than #2, #3 or #4 in this section, then the Availability under the Bank Revolver will be reduced by an amount equal to any such debt that is permitted by the Bank.

Acquisition Adjustments:

                      For purposes of financial covenant compliance, the EBITDA contributed by an acquisition will be accounted for on a pro-forma basis for the quarter during which the acquisition was effected.

Negative Covenants:
                      Customary in credit agreements for this type of transaction including for the Borrower, without limitation, the prohibition on additional indebtedness, limitations on distributions and dividends, acquisitions, investments, mergers and sales of assets, creation of liens and encumbrances, guarantees, issuance of capital stock, and operating lease payments. In addition:

                      i) Neither the Borrower, Guarantor, nor any subsidiaries shall pay any cash dividends or make any other cash distributions to investors, except mandatory payments made with respect to the Credit Facility and Other Permitted Indebtedness;

                      ii) Neither the Borrower, Guarantor, nor any subsidiaries shall incur any Indebtedness other than the Facility and Other Permitted Indebtedness (to be defined);

                      iii)  Limitation on transactions with affiliates.

Affirmative Covenants:
                      Customary in credit agreements for this type of transaction including, without limitation, compliance with laws, maintenance of insurance, maintenance of properties, preservation of corporate existence, payment of taxes, notices of litigation, defaults, and other information, submission of annual budget, and submission of monthly, quarterly, and annual financial statements and operating data on a timely basis in form and substance satisfactory to the Bank.


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Key Man Life Insurance:
                      $2 million for George Flagg


Events of Default:    Customary in credit agreements of this type including,
                      without limitation, payment default, covenant default, loss of material franchise, bankruptcy or insolvency, change of management (to be defined), untrue representations, unsatisfied judgements, material adverse change, and change of control (to be defined).

Governing Law:        State of New York

Expenses:             All legal and reasonable out-of-pocket costs and expenses
                      incurred by the Bank, including but not limited to travel and other expenses of the Bank, fees and expenses of counsel to the Bank, any engineers or consultants appointed by the Bank in accordance with the terms hereof, and any stamp or other taxes or recording charges etc., in connection with the preparation, review, administration and enforcement of this letter and the relevant legal documents will be for the account of the Borrower whether or not the transaction contemplated hereby is consummated.
                      The provisions of this paragraph shall survive any termination of this letter.

The Borrower agrees to indemnify the Bank and its officers, directors, employees, agents, successors and assignors (collectively the "Indemnified Parties") against, and agrees to hold the Indemnified Parties harmless from, any and all losses, claims, damages and liabilities, actions, suits, judgments and related expenses (including counsel fees) incurred by the Indemnified Parties arising out of, or in connection with, or as a result of: (i) the use of any of the proceeds of the Credit Facility, (ii) the execution and delivery of this commitment letter, the Credit Facility or any other document contemplated hereby or thereby by the parties hereto or the performance of their respective obligations hereunder or thereunder; or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Indemnified Party is a party hereto. The provisions of this paragraph shall survive any termination of this letter.

This commitment letter is solely for the benefit of the Bank and you and nothing contained herein shall be deemed to confer upon anyone other than the Bank and you and our respective successors and assigns any right to insist on or to enforce the performance or observance of any of the obligations contained herein. All conditions to the obligations of the Bank to make the loan contemplated hereunder are imposed solely and exclusively for the benefit of the Bank.

The term and conditions of our commitment to be set forth in the Credit Facility and related loan documents are not, and shall not be, limited to the terms and conditions set forth above and you acknowledge that the due diligence of the Bank with respect to the transaction outlined above has not been completed.


The Bank's willingness to provide the Credit Facility is subject to (i) our satisfaction with the results of our continuing due diligence; (ii) the negotiation and execution of the Credit Facility and legal documents in form

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and substance satisfactory to us and our counsel and (iii) the absence of any material adverse change in the business, assets, prospects or condition (financial or otherwise) of the Borrower since March 31, 1996. Nothing herein is intended to indicate approval by the Bank of the documents referred to herein or previously furnished to the Bank. This letter may be modified only by an instrument in writing signed by the party against whom enforcement of the modification is sought. This letter supersedes any prior commitments, communications or letters from the Bank with respect to the subject matter hereof.

If the foregoing is acceptable to you, please so indicate by signing and returning to us the enclosed copy of this letter on or before July 15, 1996, the date on which this letter will otherwise expire.



Very truly yours,
Merita Bank Ltd



/s/  Charles J. Lansdown                   /s/   Eric I. Mann
- -------------------------------            -------------------------------
Charles J. Lansdown                        Eric I. Mann
Vice President                             Vice President




ACCEPTED AND AGREED:

Holmes Protection Group, Inc.






By       /s/ George V. Flagg
        -------------------------------------------

Title    President & CEO
        -------------------------------------------

Date     7/8/96
        -------------------------------------------